EXHIBIT 99.1

Donegal Group Inc. Announces First Quarter 2024 Results

MARIETTA, Pa., April 25, 2024 (GLOBE NEWSWIRE) -- Donegal Group Inc. (NASDAQ: DGICA) and (NASDAQ: DGICB) today reported its financial results for the first quarter of 2024.

Significant Items for First Quarter of 2024 (all comparisons to first quarter of 2023):

  Net premiums earned increased 5.8% to $227.7 million
  Net premiums written1 increased 6.0% to $251.4 million
  Combined ratio of 102.4%, compared to 101.2%
  Net income of $6.0 million, or $0.18 per diluted Class A share, compared to $5.2 million, or $0.16 per diluted Class A share
  Annualized return on average equity of 4.9%, compared to 4.3%
  Book value per share of $14.53 at March 31, 2024, compared to $15.01

Financial Summary

	Three Months Ended March 31,
	2024	2023	% Change
	(dollars in thousands, except per share amounts)

Income Statement Data
Net premiums earned	$227,749	$215,233	5.8%
Investment income, net	10,972	9,449	16.1
Net investment gains (losses)	2,113	(331)	NM2
Total revenues	241,141	224,746	7.3
Net income	5,956	5,204	14.5
Non-GAAP operating income[1]	4,286	5,465	-21.6
Annualized return on average equity	4.9%	4.3%	0.6 pts

Per Share Data
Net income – Class A (diluted)	$0.18	$0.16	12.5%
Net income – Class B	0.16	0.15	6.7
Non-GAAP operating income – Class A (diluted)	0.13	0.17	-23.5
Non-GAAP operating income – Class B	0.12	0.15	-20.0
Book value	14.53	15.01	-3.2

1The “Definitions of Non-GAAP Financial Measures” section of this release defines and reconciles data that we prepare on an accounting basis other than U.S. generally accepted accounting principles (“GAAP”).

2Not meaningful.

Management Commentary

“We entered 2024 with a renewed emphasis on executing on clearly defined strategies that include targeted new business growth, multiple initiatives to enhance our underwriting performance and further modernization of our operations for greater effectiveness and efficiency. Additionally, we committed to a multi-year expense management initiative that is strategically designed to mitigate the 2024 peak impact of allocated expenses associated with the technology advancements Donegal Mutual Insurance Company has implemented in recent years,” said Kevin G. Burke, President and Chief Executive Officer.

“Our net premium growth in the first quarter of 2024 was predominantly fueled by ongoing renewal premium increases that were supported by commercial lines new business acquisitions that fit within the framework of our refined underwriting criteria. While the increase in commercial new business writings is notable, it was largely offset by planned attrition from regions earmarked for exit or profit enhancement pursuant to our state-specific strategies.”

He continued, “In the first quarter of 2024, our underwriting profitability reflected the impact of average weather-related losses, higher severity of large fire losses than we experienced in recent quarterly periods and atypical workers’ compensation reserve development related to prior-year losses. We expect that the underwriting enhancements actively underway, in conjunction with an accelerating earned premium impact of rate increases we implemented over the past year will result in further improvement in our underwriting results as the year progresses. We remain steadfast in our commitments to achieve sustained excellent financial performance and to capitalize on opportunities for profitable growth as the means of creating long-term shareholder value.”

Insurance Operations

Donegal Group is an insurance holding company whose insurance subsidiaries and affiliates offer property and casualty lines of insurance in three Mid-Atlantic states (Delaware, Maryland and Pennsylvania), two New England states (Maine and New Hampshire), five Southern states (Georgia, North Carolina, South Carolina, Tennessee and Virginia), eight Midwestern states (Illinois, Indiana, Iowa, Michigan, Nebraska, Ohio, South Dakota and Wisconsin) and five Southwestern states (Arizona, Colorado, New Mexico, Texas and Utah). Donegal Mutual Insurance Company and the insurance subsidiaries of Donegal Group conduct business together as the Donegal Insurance Group.

	Three Months Ended March 31,
	2024	2023	% Change
	(dollars in thousands)

Net Premiums Earned
Commercial lines	$132,092	$133,187	-0.8%
Personal lines	95,657	82,046	16.6
Total net premiums earned	$227,749	$215,233	5.8%

Net Premiums Written
Commercial lines:
Automobile	$53,514	$52,069	2.8%
Workers' compensation	31,074	33,201	-6.4
Commercial multi-peril	57,503	55,850	3.0
Other	13,403	15,213	-11.9
Total commercial lines	155,494	156,333	-0.5
Personal lines:
Automobile	61,381	49,981	22.8
Homeowners	31,759	28,189	12.7
Other	2,808	2,801	0.2
Total personal lines	95,948	80,971	18.5
Total net premiums written	$251,442	$237,304	6.0%

Net Premiums Written

The 6.0% increase in net premiums written for the first quarter of 2024 compared to the first quarter of 2023, as shown in the table above, represents the combination of a 0.5% decrease in commercial lines net premiums written and 18.5% growth in personal lines net premiums written. The $14.1 million increase in net premiums written for the first quarter of 2024 compared to the first quarter of 2023 included:

  Commercial Lines: $0.9 million decrease that we attribute primarily to planned attrition in regions we are exiting or executing ongoing profit improvement initiatives as part of our state-specific strategies, offset partially by modest new business writings, strong premium retention, and a continuation of renewal premium increases in lines other than workers’ compensation.
  Personal Lines: $15.0 million increase that we attribute primarily to a continuation of renewal premium rate increases and strong policy retention.

Underwriting Performance

We evaluate the performance of our commercial lines and personal lines segments primarily based upon the underwriting results of our insurance subsidiaries as determined under statutory accounting practices. The following table presents comparative details with respect to the GAAP and statutory combined ratios1 for the three months ended March 31, 2024 and 2023:

	Three Months Ended
	March 31,
	2024	2023

GAAP Combined Ratios (Total Lines)
Loss ratio - core losses	58.7%	56.5%
Loss ratio - weather-related losses	4.7	6.5
Loss ratio - large fire losses	6.6	5.1
Loss ratio - net prior-year reserve development	-3.7	-3.9
Loss ratio	66.3	64.2
Expense ratio	35.7	36.4
Dividend ratio	0.4	0.6
Combined ratio	102.4%	101.2%

Statutory Combined Ratios
Commercial lines:
Automobile	99.6%	96.2%
Workers' compensation	111.2	86.2
Commercial multi-peril	102.7	114.8
Other	82.2	79.7
Total commercial lines	101.6	99.8
Personal lines:
Automobile	99.8	103.9
Homeowners	102.9	100.6
Other	85.2	49.3
Total personal lines	100.3	98.9
Total lines	101.2%	99.6%

Loss Ratio

For the first quarter of 2024, the loss ratio increased to 66.3%, compared to 64.2% for the first quarter of 2023. The core loss ratio, which excludes weather-related losses, large fire losses and net favorable development of reserves for losses incurred in prior accident years, was 58.7% for the first quarter of 2024, compared to 56.5% for the first quarter of 2023. For the commercial lines segment, the core loss ratio of 59.0% for the first quarter of 2024 increased modestly from 58.2% for the first quarter of 2023. For the personal lines segment, the core loss ratio of 58.1% for the first quarter of 2024 increased from 53.7% for the first quarter of 2023, due largely to ongoing inflationary impacts on loss costs for that segment.

Weather-related losses were $10.8 million, or 4.7 percentage points of the loss ratio, for the first quarter of 2024, compared to $14.1 million, or 6.5 percentage points of the loss ratio, for the first quarter of 2023. The weather-related loss ratio for the first quarter of 2024 was in line with our previous five-year first-quarter average.

Large fire losses, which we define as individual fire losses in excess of $50,000, for the first quarter of 2024 were $15.0 million, or 6.6 percentage points of the loss ratio. That amount was substantially higher than the large fire losses of $10.9 million, or 5.1 percentage points of the loss ratio, for the first quarter of 2023. We primarily attribute the increase to higher loss severity compared to the prior-year quarter. We experienced a $2.9 million increase in commercial property fire losses and a $1.1 million increase in homeowner fire losses.

Net favorable development of reserves for losses incurred in prior accident years of $8.4 million decreased the loss ratio for the first quarter of 2024 by 3.7 percentage points, compared to $8.3 million that decreased the loss ratio for the first quarter of 2023 by 3.9 percentage points. Our insurance subsidiaries experienced favorable development primarily in the commercial multi-peril, commercial automobile and homeowners lines of business, offset partially by modest unfavorable development in workers’ compensation, for the first quarter of 2024.

Expense Ratio

The expense ratio was 35.7% for the first quarter of 2024, compared to 36.4% for the first quarter of 2023. The decrease in the expense ratio primarily reflected early impacts of expense reduction initiatives, offset partially by higher technology systems-related expenses for the first quarter of 2024 compared to the prior-year quarter. The increase in technology systems-related expenses was primarily due to increased costs as we continue implementations with respect to our ongoing systems modernization project, a portion of which Donegal Mutual Insurance Company allocates to our insurance subsidiaries. We expect the impact from allocated costs from Donegal Mutual Insurance Company to our insurance subsidiaries related to the ongoing systems modernization project will peak at approximately 1.3 percentage points of the expense ratio for the full year of 2024 before beginning to subside gradually in subsequent years.

Investment Operations

Donegal Group’s investment strategy is to generate an appropriate amount of after-tax income on its invested assets while minimizing credit risk through investment in high-quality securities. As a result, we had invested 96.4% of our consolidated investment portfolio in diversified, highly rated and marketable fixed-maturity securities at March 31, 2024.

	March 31, 2024		December 31, 2023
	Amount	%	Amount	%
	(dollars in thousands)
Fixed maturities, at carrying value:
U.S. Treasury securities and obligations of U.S. government corporations and agencies	$178,661	13.4%	$176,991	13.3%
Obligations of states and political subdivisions	414,574	31.1	415,280	31.3
Corporate securities	398,265	29.9	399,640	30.1
Mortgage-backed securities	293,990	22.1	278,260	21.0
Allowance for expected credit losses	(1,329)	-0.1	(1,326)	-0.1
Total fixed maturities	1,284,161	96.4	1,268,845	95.6
Equity securities, at fair value	28,883	2.2	25,903	2.0
Short-term investments, at cost	18,860	1.4	32,306	2.4
Total investments	$1,331,904	100.0%	$1,327,054	100.0%

Average investment yield	3.3%		3.1%
Average tax-equivalent investment yield	3.4%		3.2%
Average fixed-maturity duration (years)	5.1		4.3

Net investment income of $11.0 million for the first quarter of 2024 increased 16.1% compared to $9.4 million for the first quarter of 2023. The increase in net investment income reflected primarily an increase in average investment yield relative to the prior-year first quarter.

Net investment gains were $2.1 million for the first quarter of 2024, compared to net investment losses of $0.3 million for the first quarter of 2023. We attribute the gains to the increase in the market value of the equity securities we held at the end of March 31, 2024.

Our book value per share was $14.53 at March 31, 2024, compared to $14.39 at December 31, 2023, with the increase partially related to net income, offset partially by $1.6 million of after-tax unrealized losses within our available-for-sale fixed-maturity portfolio during 2024 that decreased our book value by $0.05 per share.

Definitions of Non-GAAP Financial Measures

We prepare our consolidated financial statements on the basis of GAAP. Our insurance subsidiaries also prepare financial statements based on statutory accounting principles state insurance regulators prescribe or permit (“SAP”). In addition to using GAAP-based performance measurements, we also utilize certain non-GAAP financial measures that we believe provide value in managing our business and for comparison to the financial results of our peers. These non-GAAP measures are net premiums written, operating income or loss and statutory combined ratio.

Net premiums written and operating income or loss are non-GAAP financial measures investors in insurance companies commonly use. We define net premiums written as the amount of full-term premiums our insurance subsidiaries record for policies effective within a given period less premiums our insurance subsidiaries cede to reinsurers. We define operating income or loss as net income or loss excluding after-tax net investment gains or losses, after-tax restructuring charges and other significant non-recurring items. Because our calculation of operating income or loss may differ from similar measures other companies use, investors should exercise caution when comparing our measure of operating income or loss to the measure of other companies.

The following table provides a reconciliation of net premiums earned to net premiums written for the periods indicated:

	Three Months Ended March 31,
	2024	2023	% Change
	(dollars in thousands)

Reconciliation of Net Premiums
Earned to Net Premiums Written
Net premiums earned	$227,749	$215,233	5.8%
Change in net unearned premiums	23,693	22,071	7.3
Net premiums written	$251,442	$237,304	6.0%

The following table provides a reconciliation of net income to operating income for the periods indicated:

	Three Months Ended March 31,
	2024	2023	% Change
	(dollars in thousands, except per share amounts)

Reconciliation of Net Income
to Non-GAAP Operating Income
Net income	$5,956	$5,204	14.5%
Investment (gains) losses (after tax)	(1,670)	261	NM
Non-GAAP operating income	$4,286	$5,465	-21.6%

Per Share Reconciliation of Net Income
to Non-GAAP Operating Income
Net income – Class A (diluted)	$0.18	$0.16	12.5%
Investment (gains) losses (after tax)	(0.05)	0.01	NM
Non-GAAP operating income – Class A	$0.13	$0.17	-23.5%

Net income – Class B	$0.16	$0.15	6.7%
Investment (gains) losses (after tax)	(0.04)	-	NM
Non-GAAP operating income – Class B	$0.12	$0.15	-20.0%

The statutory combined ratio is a non-GAAP standard measurement of underwriting profitability that is based upon amounts determined under SAP. The statutory combined ratio is the sum of:

  the statutory loss ratio, which is the ratio of calendar-year incurred losses and loss expenses, excluding anticipated salvage and subrogation recoveries, to premiums earned;
  the statutory expense ratio, which is the ratio of expenses incurred for net commissions, premium taxes and underwriting expenses to premiums written; and
  the statutory dividend ratio, which is the ratio of dividends to holders of workers’ compensation policies to premiums earned.

The statutory combined ratio does not reflect investment income, federal income taxes or other non-operating income or expense. A statutory combined ratio of less than 100% generally indicates underwriting profitability.

Dividend Information

On April 18, 2024, we declared regular quarterly cash dividends of $0.1725 per share for our Class A common stock and $0.155 per share for our Class B common stock, which are payable on May 22, 2024 to stockholders of record as of the close of business on May 8, 2024.

Pre-Recorded Webcast

At approximately 8:30 am EST on Thursday, April 25, 2024, we will make available in the Investors section of our website a pre-recorded audio webcast featuring management commentary and a question and answer session. You may listen to the pre-recorded webcast by accessing the link on our website at http://investors.donegalgroup.com. A supplemental investor presentation is also available via our website.

About the Company

Donegal Group Inc. is an insurance holding company whose insurance subsidiaries and affiliates offer property and casualty lines of insurance in certain Mid-Atlantic, Midwestern, New England, Southern and Southwestern states. Donegal Mutual Insurance Company and the insurance subsidiaries of Donegal Group Inc. conduct business together as the Donegal Insurance Group. The Donegal Insurance Group has an A.M. Best rating of A (Excellent).

The Class A common stock and Class B common stock of Donegal Group Inc. trade on the NASDAQ Global Select Market under the symbols DGICA and DGICB, respectively. We are focused on several primary strategies, including achieving sustained excellent financial performance, strategically modernizing our operations and processes to transform our business, capitalizing on opportunities to grow profitably and delivering a superior experience to our agents and customers.

Safe Harbor

We base all statements contained in this release that are not historic facts on our current expectations. Such statements are forward-looking in nature (as defined in the Private Securities Litigation Reform Act of 1995) and necessarily involve risks and uncertainties. Forward-looking statements we make may be identified by our use of words such as “will,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “seek,” “estimate” and similar expressions. Our actual results could vary materially from our forward-looking statements. The factors that could cause our actual results to vary materially from the forward-looking statements we have previously made include, but are not limited to, adverse litigation and other trends that could increase our loss costs (including labor shortages and escalating medical, automobile and property repair costs), adverse and catastrophic weather events (including from changing climate conditions), our ability to maintain profitable operations (including our ability to underwrite risks effectively and charge adequate premium rates), prolonged economic challenges resulting from the COVID-19 pandemic, the adequacy of the loss and loss expense reserves of our insurance subsidiaries, the availability and successful operation of the information technology systems our insurance subsidiaries utilize, the successful development of new information technology systems to allow our insurance subsidiaries to compete effectively, business and economic conditions in the areas in which we and our insurance subsidiaries operate, interest rates, competition from various insurance and other financial businesses, terrorism, the availability and cost of reinsurance, legal and judicial developments (including those related to COVID-19 business interruption coverage exclusions), changes in regulatory requirements, our ability to attract and retain independent insurance agents, changes in our A.M. Best rating and the other risks that we describe from time to time in our filings with the Securities and Exchange Commission. We disclaim any obligation to update such statements or to announce publicly the results of any revisions that we may make to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

Investor Relations Contacts

Karin Daly, Vice President, The Equity Group Inc.
Phone: (212) 836-9623
E-mail: kdaly@equityny.com

Jeffrey D. Miller, Executive Vice President & Chief Financial Officer
Phone: (717) 426-1931
E-mail: investors@donegalgroup.com

Financial Supplement

Donegal Group Inc.
Consolidated Statements of Income
(unaudited; in thousands, except share data)

	Quarter Ended March 31,
	2024	2023

Net premiums earned	$227,749	$215,233
Investment income, net of expenses	10,972	9,449
Net investment gains (losses)	2,113	(331)
Lease income	82	89
Installment payment fees	225	306
Total revenues	241,141	224,746

Net losses and loss expenses	150,896	138,106
Amortization of deferred acquisition costs	39,602	37,798
Other underwriting expenses	41,740	40,611
Policyholder dividends	1,055	1,343
Interest	155	153
Other expenses, net	445	438
Total expenses	233,893	218,449

Income before income tax expense	7,248	6,297
Income tax expense	1,292	1,093

Net income	$5,956	$5,204

Net income per common share:
Class A - basic and diluted	$0.18	$0.16
Class B - basic and diluted	$0.16	$0.15

Supplementary Financial Analysts' Data

Weighted-average number of shares outstanding:
Class A - basic	27,811,312	27,192,992
Class A - diluted	27,846,313	27,366,358
Class B - basic and diluted	5,576,775	5,576,775

Net premiums written	$251,442	$237,304

Book value per common share at end of period	$14.53	$15.01

Donegal Group Inc.
Consolidated Balance Sheets
(in thousands)

	March 31,	December 31,
	2024	2023
	(unaudited)

ASSETS
Investments:
Fixed maturities:
Held to maturity, at amortized cost	$683,399	$679,497
Available for sale, at fair value	600,762	589,348
Equity securities, at fair value	28,883	25,903
Short-term investments, at cost	18,860	32,306
Total investments	1,331,904	1,327,054
Cash	19,805	23,792
Premiums receivable	193,160	179,592
Reinsurance receivable	435,505	441,431
Deferred policy acquisition costs	78,857	75,043
Prepaid reinsurance premiums	179,758	168,724
Other assets	55,319	50,658
Total assets	$2,294,308	$2,266,294

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Losses and loss expenses	$1,124,452	$1,126,157
Unearned premiums	634,137	599,411
Accrued expenses	3,686	3,947
Borrowings under lines of credit	35,000	35,000
Other liabilities	11,947	22,034
Total liabilities	1,809,222	1,786,549
Stockholders' equity:
Class A common stock	308	308
Class B common stock	56	56
Additional paid-in capital	336,818	335,694
Accumulated other comprehensive loss	(34,483)	(32,882)
Retained earnings	223,613	217,795
Treasury stock	(41,226)	(41,226)
Total stockholders' equity	485,086	479,745
Total liabilities and stockholders' equity	$2,294,308	$2,266,294